Citibank Credit Card Issuance Trust
Final Term Sheet dated January 4, 2008
$300,000,000  Floating Rate Class 2007-A11 Notes of January 2015
(Legal Maturity Date January 2017)

           The issuance trust proposes to issue and sell additional Class 2007-A11 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) included as part of a Form S-3 registration statement filed with the SEC by the issuance trust on December 12, 2007, as supplemented. The offered Class 2007-A11 Notes will form a part of the same subclass as, and are fungible with, the issuance trust’s outstanding $900,000,000 Floating Rate Class 2007-A11 Notes of January 2015 (legal maturity date January 2017) issued on December 10, 2007. The offered Class 2007-A11 Notes have the same International Security Identification Number (ISIN), Common Code and CUSIP Number as, and upon closing will trade interchangeably with, the currently outstanding Class 2007-A11 Notes. Upon completion of this offering, the aggregate outstanding principal amount of Class 2007-A11 Notes will be $1,200,000,000. The offered Class A Notes will have the same terms and underwriting arrangements as the Class 2007-A11 Notes described in the prospectus supplement dated November 28, 2007 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$300,000,000
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	One-month LIBOR plus 0.55% per annum
Expected Principal Payment Date:	January 12, 2015
Legal Maturity Date:	January 10, 2017
Expected Issuance Date:	January 10, 2008
Date Interest begins to accrue:	January 10, 2008
Interest Payment Dates:
10th day of each month, beginning February 2008; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making principal and interest payments on the 10th day of every month

Price to Public:	$299,466,000 (or 99.822%)
Underwriting Discount:	$900,000 (or 0.300%)
Proceeds to issuance trust:	$298,566,000 (or 99.522%)
Underwriters and allocations:	Citi, $100,000,000 Lehman Brothers, $100,000,000 RBS Greenwich Capital, $100,000,000
Underwriters' Concession:	0.250%
Reallowance Concession:	0.150%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of the offered Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of the offered Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of the offered Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:
As of January 4, 2008, there were 78 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $66,701,249,918, consisting of:
    Class A notes    $58,330,249,918
    Class B notes          $  3,750,000,000
    Class C notes          $  4,621,000,000

As of January 4, 2008, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.36% per annum, consisting of:
    Class A notes          5.33% per annum
    Class B notes          5.39% per annum
    Class C notes          5.69% per annum

Annex I:
In the "Composition of Accounts by Age" table appearing in Annex I of the prior prospectus supplement, the receivables outstanding less than or equal to 6 months should have read $1,661,720,985 instead of $1,611,720,985.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-145220.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.